UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                December 10, 2002



                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                           74-2584033
(Commission File Number)                (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                  210-490-4788

Item 5.OTHER EVENTS

See attached Press Release



The following exhibits are filed as part of this report:

NUMBER                                            DOCUMENT

99.1                                Press release dated December 10, 2002




                                                              SIGNATURES


         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ABRAXAS PETROLEUM CORPORATION



                                   By:/s/Chris Williford
                                    -----------------------
                                   Chris Williford
                                   Executive Vice President, Chief Financial
                                   Officer and Treasurer


Dated:    December 10, 2002

                                                                 Exhibit 99.1


                                  NEWS RELEASE
                        ABRAXAS ANNOUNCES COMMITMENT FOR
                       NEW SENIOR SECURED CREDIT FACILITY

SAN ANTONIO, TX (December 10, 2002) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that it has received a commitment from a lender for a new senior credit agreement for up to $50 million. The borrowing base will be determined from time to time based upon the value of our crude oil and natural gas reserves. Based on current calculations of the value of our crude oil and natural gas reserves, if the exchange offer, announced on December 9, 2002 by the Company, was consummated and the senior credit agreement was closed by January 8, 2003, the initial borrowing base would be approximately $45.5 million, of which, approximately $40.5 million will be available for use by Abraxas to fund the restructuring transactions.

Subject to earlier termination or the occurrence of events of default or other events, the stated maturity date under the senior credit agreement will be the third anniversary of the closing date of the senior credit agreement. The applicable interest charged on the outstanding balance under the senior credit agreement will be the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%, provided that portions of accrued interest may be capitalized and added to the principal amount of the outstanding balance under the senior credit agreement. Any amounts in default under the senior credit agreement will accrue interest at the current rate, plus an additional 4%. At no time will any amounts outstanding under the senior credit agreement accrue interest at a rate less than 9%.

Under the terms of the senior credit agreement, the Company will be required to establish deposit accounts at financial institutions acceptable to our new lender and we will be required to direct our customers to make all payments into these accounts. The amounts in these accounts would be transferred to the lender upon the occurrence and during the continuance of an event of default under the senior credit agreement.

The obligations of Abraxas under the senior credit agreement will be guaranteed by Sandia Oil & Gas Corp., Sandia Operating Company, and Wamsutter Holdings Inc., all current subsidiaries of the Company and Newco Canada (a subsidiary of the Company that will be established upon closing of the Company's previously announced sale of Canadian assets) and all future subsidiaries. Obligations under the senior credit agreement will be secured by a first lien security interest in substantially all of Abraxas' and the guarantors' assets, including all crude oil and natural gas properties and natural gas processing plants.

Under the senior credit agreement, Abraxas will be subject to customary covenants and reporting requirements. Certain financial covenants will require Abraxas to maintain minimum levels of consolidated EBITDA, minimum ratios of consolidated EBITDA to cash interest expense and a limitation on annual capital expenditures. To the extent amounts outstanding under the facility exceed the borrowing base, Abraxas will be required to make a mandatory repayment. In addition, at the end of each fiscal quarter, if the aggregate amount of our cash and cash equivalents exceeds $2.0 million, we will be required to repay the loans under the senior credit agreement in an amount equal to such excess. Abraxas is also obligated to use its best efforts to assist the lender with syndication of the senior credit agreement, which syndication may result in the alteration of the terms of the senior credit agreement.

The closing of the senior credit agreement is subject to the closing of Abraxas' proposed exchange offer and customary and certain other conditions, including the following:

     o the lender must be satisfied that it will have a perfected first lien on substantially all of the assets of Abraxas and the guarantors upon closing of the senior credit agreement;

     o the lender must be satisfied that Abraxas has deposited funds sufficient to effect a redemption and/or defeasance of the first lien notes, and immediately upon deposit of such funds the trustee under the indenture for the first lien notes shall have terminated, discharged and/or released its liens and mortgages on all of our assets; and

     o we must have entered into hedging agreements on not less than 25% or more than 75% of our projected oil and gas production.

Upon consummation of the exchange offer and closing of the senior credit agreement, we expect to have approximately $5 million in cash available under the senior credit agreement to be used for the continued development of our existing crude oil and natural gas properties.

In addition to a commitment for the senior credit agreement described above, the Company has received an alternative commitment from the same lender for a maximum of up to $68 million. The proceeds of this alternative senior credit agreement would be used to redeem our first lien notes in the event that we cannot successfully complete the exchange offer and if we do not complete our previously announced sale of Canadian assets. This alternative senior credit agreement would mature in May 2004, and would otherwise have substantially the same terms, conditions and covenants of the senior credit agreement described above.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada. Please visit www.abraxaspetroleum.com for the most current and updated information. The web site is updated daily to comply with the SEC Regulation FD (Fair Disclosure).

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com